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                                                                  Exhibit 10.35

KOSAN BIOSCIENCES, INC.
3832 Bay Center Place
Hayward, CA 94545
Tel: 510-732-8400
Fax: 510-732-8401
_______________________________________________________________________________

September 5, 2000

By facsimile:
Robert G. Johnson, Jr., M.D., Ph. D.
3656 Happy Valley Rd.
Lafayette, CA 94549-3040

Dear Robert:

On behalf of Kosan Biosciences, I am pleased to extend to you a revised offer for the position of Vice President, Medical Affairs and Corporate Development, reporting to me. Your principal responsibilities will be to direct and manage our pre-clinical and clinical development efforts, including design and execution of all necessary studies, and our efforts to identify and implement appropriate product development strategies and business relationships, particularly with pharmaceutical companies. We also expect that you will participate as a member of our senior management team. This letter sets forth some important terms and conditions of your employment at Kosan. Please read it carefully.

Your monthly salary will be $19,166.66 ($230,000 on an annualized basis). You also will be entitled to receive a sign-on bonus of $50,000 after your first week of employment. Your personal coverage under Kosan's current benefit plans will become effective on your date of hire. Your start date will be as soon as practicable.

In addition, we will recommend to the Board of Directors that you be granted an option to purchase 64,000 shares of Kosan Common Stock under the Kosan Stock Option Plan. These options will be incentive stock options to the maximum extent permitted, and the remainder will nonqualified stock options. The options will vest over four years, with one-fourth of the options vesting after one year of employment and the remainder vesting in equal monthly increments over the remaining three years. This offer of options is subject to the approval of the Board of Directors and your execution of our standard Stock Option Agreement. The exercise price will be equal to the fair market value of the stock on the date the Board or the Compensation Committee approves the stock options on or following your first day of employment. The shares subject to the option shall become fully vested immediately prior to the consummation of a Change in Control.

You will be entitled to a housing loan of $150,000 in connection with refinancing your permanent residence in the Bay Area. The interest rate will be the lowest annual interest rate necessary to avoid imputed income under the Tax Code (Applicable Federal Rate). The loan will have a term of four years (with the due date for full repayment of principal and accrued interest accelerated to the date of termination if you voluntary terminate your employment), with interest compounded annually and becoming due when the principal is due. Fifty percent of the principal and accrued interest will be forgiven upon the completion of three years of continuous employment by Kosan and the remaining principal and interest will be forgiven upon the completion of four years of continuous employment. If amounts are forgiven, Kosan will provide appropriate gross-up payments up to sixty percent of the amount forgiven, to help defray the tax impact of the foregiveness. The loan will be secured by a second mortgage on your primary residence.


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You shall be entitled to a monthly mortgage assistance payment of $1,000 during the first three years of employment. Such payments shall end at the termination of your employment at the Company.

The Immigration Reform and Control Act of 1986 requires that every person present to potential employers proof of identity and eligibility or authorization to accept employment in the United States. In order to comply with this law, and before you can become a Kosan employee, you must provide appropriate documentation to prove both your identity and legal eligibility to be employed by Kosan. Acceptable forms of documentation are described on the attachment to this offer letter. Please be sure to bring this documentation with you to orientation. If you are working in this country on a Visa, you will need to provide copies of this documentation at orientation.

Your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. In the event of the involuntary termination of your employment other than for "Cause," (a) you will receive separation pay in the form of a continuation of your base salary, in regular payroll installments (less withholdings and deductions required by law) for a period of six months following the effective date of the termination of employment and (b) six months of vesting of your original 64,000 share option grant will be added to any amount already vested at the date of termination. The Company's obligation to continue to pay such base salary shall cease as of the date you commence full-time employment with another business entity (and you agree to provide notice of such employment within three business days of accepting such an offer). You will be required to sign a general release in order to receive these payments and acceleration. No separation pay or additional vesting will be provided in the event of a termination of employment for "Cause" or if termination is due to death, disability, retirement or voluntary resignation.

As used in this letter agreement, "Change in Control" shall mean (1) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors. As used in this letter agreement "Cause" shall mean (i) any breach by you of this agreement or your other obligations to the Company under the Employee Proprietary Information and Invention Assignment Agreement which is not cured within 30 days after written notice of breach is provided to you by the Company, (ii) your conviction of a felony or crime involving moral turpitude, (iii) theft, dishonesty or willful neglect, misconduct or misrepresentation in connection with, or in the course of, carrying out your duties and responsibilities, or (iv) gross insubordination or gross refusal to perform reasonable and lawful directives from your superiors, which you fail to correct within 30 day after written notice.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitation Association in San Francisco, California.


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However, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

You agree that while you are an employee you will not engage in any activities that conflict with your obligations to the Company and that you will abide by company rules and regulations.

You will also be required to sign our Employee Proprietary Information and Invention Assignment Agreement on your first day of employment.

This letter, along with any agreements relating to proprietary rights or stock purchase between you and Kosan, set forth the terms of your employment with Kosan and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Kosan and by you.

We are very excited at the prospect of your joining Kosan Biosciences and becoming a key contributor to our efforts. Please do not hesitate to contact me if you have any questions. This offer will remain open until the end of the day September 5, 2000 at which time it will expire if not previously accepted in writing.

To indicate your acceptance of our offer, please sign and date one copy of this letter in the space provided below and return it to me.

Sincerely,

Kosan Biosciences, Inc.
                                             AGREED AND ACCEPTED:

By
         ___________________________         ______________________________
         Daniel V. Santi, M.D., Ph.D         Robert Johnson
         Chief Executive Officer             Date:

                                             Date your employment begins: